Exhibit 99.1
[Letterhead of Impax Laboratories, Inc.]
April 22, 2009
Dear Impax Colleague:
As you know, on March 16th we reached another significant milestone in Impax’s history as our shares were re-listed on the NASDAQ market. This achievement coincides with the beginning of the next phase of a planned five-year period of accelerated growth of the Company, and I want to take this opportunity to update you on where we are today and what our strategy is for future growth.
Before doing that, however, I want to thank each of you for your dedication and hard work in getting us to where we are. Throughout the period of completing our audits and getting our shares re-listed, you remained committed and focused on our mission of becoming a leader in our industry. I look forward to your ongoing contribution to our continued success.
Our recent achievements
Today, Impax is stronger and better positioned than ever. We have continued to successfully grow our business by investing in research and development, production, sales and marketing, and in a world-class team of employees to support our growth. The results are evident in some of our recent accomplishments:
•	By the end of 2008, our full year revenues had increased more than five-fold from their 2003 level and, over the same period, our profitability improved to a pre-tax profit from a pre-tax loss in 2003. In addition, 2008 was our second consecutive year of positive cash flow from operations. We are currently forecasting that 2009 will continue this positive trend.
•	We grew our cash balance, net of debt, to $99 million from $6 million at the end of 2003. In this challenging economic environment, we are fortunate to have a strong balance sheet with the necessary capital to continue to invest in products and companies that we believe will help to accelerate our growth.
•	We have expanded our R&D efforts, nearly doubling the number of R&D experts across our generic and brand businesses and significantly expanding our product portfolio. Impax today has 184 experts, up from 95 at the end of 2003. In addition, we now have a total of 53 ANDA approvals and two brand products in clinical phase, a significant increase from the nine approvals and no brand R&D program at the end of 2003.
•	Under the leadership of Richard Ting and May Chu, our generic R&D investments led to positive results in 2008. Last year, we filed nine new ANDAs, within our goal of eight to ten. And of these nine, we are proud to report that we believe we are sole first-to-file on generic versions of Doryx® 150 mg and Renvela® 800 mg and share first-to-file status on generic versions of Cymbalta® 20, 30 and 60 mg and Doryx® 75 and 100 mg—exceeding our internal goal of being the first-to-file or first-to-market on between 25% and 35% of our filings.

•	The 2008 ANDA filing achievements were a result of the strong formulation and development expertise we have been enhancing since the beginning of this decade. In addition to our 53 approved ANDAs, we now have 25 ANDAs pending at the FDA and 42 additional products in various stages of development. We are particularly proud of our technology and expertise in development of modified-release products, where we have historically excelled. For example, since 2001 we have received approval for 13 ER products, exceeded only by four other companies with annual sales in the multi-billion dollar range. Considering our size, we have an impressive list of approvals, including generic versions of OxyContin®, Solodyn®, Ditropan XL®, Wellbutrin XL® and Wellbutrin SR®. Our pipeline is also promising, with approvals pending on products such as generic versions of Concerta®, Detrol LA®, Depakote ER®, Amrix CR®, Opana ER®, Ultram ER® and Doryx®
•	Earlier this year, the generic leadership team was further strengthened with the addition of Chris Mengler as Global Divisional President to run our generics division. As some of you know, Chris brings to Impax significant experience in key management positions at Barr Laboratories, including strategic planning and development of Barr’s generic R&D and commercial products portfolio. Since he joined us in January, Chris has played an instrumental part in enhancing our generics business and executing our strategy.
•	We formally established the Impax Pharmaceuticals Division in 2005 and significantly increased our brand-product development capabilities in 2008 with the addition of key management and R&D personnel. We appointed Michael Nestor as Divisional President and Suneel Gupta, Ph.D. as Divisional Chief Scientific Officer. Michael has almost 30 years of general management and business experience in the pharmaceutical industry. Suneel brings to Impax nearly 20 years of drug-delivery-based product development experience from Alza Corporation.
Both Michael and Suneel bring world-class leadership to our brand product development. These two seasoned and proven leaders have helped to attract additional critical talent in the R&D group, and we now have the direct collective experience of 17 approved NDAs on the brand division R&D team including several multi-billion-dollar products. This list of approved NDAs includes many well-known products such as Concerta®, Xanax XR, Invega and Duragesic, to name a few.
•	The significant progress we have made in our brand business has already begun to produce positive results. This past Monday, we announced significant achievements on our two CNS-focused, leading brand product candidates IPX056 and IPX066.
For IPX066, we have successfully developed a formulation with a superior pharmacokinetic profile, and at the end of last year we initiated the Phase II study in Parkinson’s Disease patients. While this Phase II study is still on-going, the interim data show significant improvement in patients’ on/off time as well as tapping and walking performance. We recently commenced the first of the two planned Phase III clinical trials in PD patients based on this encouraging interim result. We are very excited about the prospects for this product and its potential to improve the quality of life of PD patients. It is currently estimated that IPX066 could provide U.S. peak annual sales of between $200 and $400 million.
In 2008, we also completed the first Phase III clinical trial of IPX056 with positive results. In addition to the dosing convenience, this formulation has the potential to offer improved control of symptoms, such as reduction in morning stiffness and frequency of night-time awakening. Based on recent discussions with the FDA, we plan to continue our current development of this product in adults and submit a proposed pediatric development plan when the NDA is filed. We are doing this in order to avoid delaying the approval for adult indications. It is currently estimated that IPX056 could provide U.S. peak annual sales of between $100 and $200 million.
•	We are investing in additional manufacturing capacity. With our current rate of capacity utilization, planned new product launches and the lead-time necessary to add capacity, we determined that additional capacity was needed. We broke ground on a $25 million manufacturing facility in Taiwan in late 2007. The construction work has completed and equipment installation and qualification has also begun. At this time, FDA inspection is targeted for late 2009, and first product shipments to the U.S. could commence in early 2010. When completed, the new Impax Taiwan manufacturing facility will expand our production capacity by approximately 50%.
I think you will agree this is an impressive list of accomplishments, and this is only the beginning. I believe our long-term strategy will build upon the solid foundation of these achievements and drive future growth and shareholder value.
Our commitment to the future
As we look ahead, we believe we have the right strategy and the right people in place to grow our company to the next level.
Within our Global generics division, our R&D enhancements will continue to drive ANDA filings. In 2009, our target is eight to ten new applications, with a continuing focus on controlled-release products. We will continue to work diligently to meet the 2009 objectives of at least three of these new ANDAs having the potential to be first-to-file or first-to-market product opportunities.
We are also aggressively looking at opportunities to acquire products, technologies, even companies to build upon our business and drive long-term profitable growth. Longer term, we will look to expand beyond solid-oral dosage forms and into markets beyond our current U.S. footprint.
While we are confident that we will continue to perform well in generics with our formulation technology and first-to-file/first-to-market strategy, like other generic companies, we continue to experience increased R&D competition and pricing pressure in our generic business. As a result, we expect to see more revenue and profit fluctuation on a quarterly and annual basis than in the past. Consequently, we believe the successful development of our brand business is critical to our future growth. Brand products provide longer product life cycles with the potential for significantly higher profit margins. The brand business can complement the generic business, and we believe the incremental growth in brand products and revenues will drive increased and sustainable growth of our overall business. Companies, such as Teva/Barr have successfully deployed this strategy to accelerate their growth.
In addition, as favorable clinical results begin to accumulate, there are efforts underway to finance the funding for our brand business with the goal of self-support as soon as possible. To achieve this goal, we have identified several key opportunities and initiated activities in some areas, including co-promotion utilizing our specialty sale force, co-development/co-marketing of internal R&D programs and acquisition of marketed products. All these opportunities are expected to provide near-term revenue, and also to benefit our long-term brand business strategy.
As you can see, we have a lot on our plate. I am excited about our future growth prospects and hope you are too. To achieve our strategy and goals, it will take the skills and focus of every employee across this organization. I believe all of you are up to the challenge of continuing to produce extraordinary results along with the highest standards of quality and excellence.
I look forward to another exciting year together.
Sincerely,
/s/ Larry Hsu
Larry Hsu, Ph.D.
President and CEO

4